UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 2, 2015
Date of Report (Date of Earliest Event Reported)

ITRON, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-22418	91-1011792
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2111 N. Molter Road, Liberty Lake, WA 99019
(Address of Principal Executive Offices, Zip Code)

(509) 924-9900
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On May 1, 2012, Itron, Inc. (Itron or the Company) completed the acquisition of SmartSynch, Inc. (SmartSynch). On or about April 25, 2012, SmartSynch entered into a contract with a third party (the Counterparty) to work with the Counterparty to develop jointly a new product that would be marketed and sold to potential SmartSynch customers. SmartSynch did not disclose to Itron prior to the closing of the Company’s acquisition of SmartSynch that it had entered into a material contract of this nature, which the Counterparty interpreted as requiring payments totaling at least $60 million to it for license fees over a five-year term. On July 25, 2012, after receiving an invoice for license fees purportedly owed under the contract, Itron commenced an action against the Counterparty in the Court of Chancery of the State of Delaware seeking a declaration that the contract was unenforceable or, in the alternative, seeking reformation of the contract. On August 21, 2012, the Counterparty filed an answer to the complaint, along with a counterclaim for breach of contract, among other claims, seeking damages in excess of $60 million.

The trial was scheduled to begin on February 2, 2015, and up to that time, Itron vigorously defended the counterclaim. Itron and the Counterparty reached a settlement agreement on February 2nd. As a result of the settlement, Itron recognized litigation cost, net of recovery from an indemnification escrow from SmartSynch shareholders, of $14.7 million, inclusive of attorney’s fees incurred, reflected in the Company’s results of operations for the three and twelve months ended December 31, 2014 as an acquisition-related cost within general and administrative expense.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ITRON, INC.

	By:	/s/ SHANNON M. VOTAVA
Dated: February 6, 2015		Shannon M. Votava
Vice President, General Counsel, and Corporate Secretary